Exhibit 99.1

POSITIVE ABRAXANETM PHASE III TRIAL IN METASTATIC BREAST CANCER:

PATIENTS ON ABRAXANE ACHIEVE HIGHER TUMOR RESPONSE RATE AND

LONGER TIME TO TUMOR PROGRESSION COMPARED TO TAXOL®

- First Positive Randomized Controlled Phase III Results

of a Protein-Based Nanoparticle Taxane for Metastatic Breast Cancer -

SCHAUMBURG, IL / SANTA MONICA, CA — September 24, 2003 — American Pharmaceutical Partners, Inc. (NASDAQ: APPX) and American BioScience, Inc. (ABI) announced today that the primary efficacy objective has been exceeded in the randomized, controlled Phase III clinical trial in 460 patients with metastatic breast cancer of ABRAXANE™ (ABI-007) versus the Cremophor® solvent-based TAXOL. Initial analysis of the data indicates that this solvent-free nanoparticle paclitaxel, ABRAXANE, resulted in higher anti-tumor activity and was not more toxic than TAXOL.

Specifically, the findings of the study were:

•	A higher tumor response rate in patients receiving ABRAXANE

•	A longer time to tumor progression in patients receiving ABRAXANE

•	Absence of severe hypersensitivity reactions despite no routine pre-medication in patients receiving ABRAXANE

•	Both treatments were well tolerated with a high percentage of patients receiving the planned dose on both arms; neuropathy was more common on the ABRAXANE arm while neutropenia was more common on the TAXOL arm. Fluid retention was infrequent in both arms and there were no septic deaths in the study.

“We are extremely pleased and excited that the increase in antitumor activity we had seen with ABRAXANE™ in preclinical studies was confirmed in this Phase III trial, and further translated into an increased time to tumor progression in patients with metastatic breast cancer,” said Michael J. Hawkins, M.D., Chief Medical Officer at ABI. “Our preclinical data indicated that higher intratumor concentrations of paclitaxel were achieved following ABRAXANE, compared to equal doses of TAXOL. This effect, coupled with our ability to increase the dose of paclitaxel administered predicted that ABRAXANE would have more anti-tumor activity than TAXOL.

This is now supported by the randomized Phase III trial in patients with metastatic breast cancer in which the target lesion response rate was higher with ABRAXANE as compared to TAXOL, and the time to tumor progression was longer in patients treated with ABRAXANE. We will now expeditiously complete filing of the NDA which has been granted fast-track designation.”

Patrick Soon-Shiong, M.D., Chairman and CEO of APP, stated, “Although the Phase III clinical trial was only unblinded last week and the company is continuing its comprehensive analysis of the data, we believe the significance of the results warrant releasing our initial analysis of the data. We expect full analysis to take several more weeks, at which point we plan to make a detailed presentation of the data at a scientific meeting later this year.”

ABRAXANE™ (ABI-007) is a proprietary, Cremophor-free, nanoparticle albumin-bound paclitaxel. Paclitaxel is the active ingredient in TAXOL, a leading cancer-fighting agent marketed by Bristol-Myers Squibb. In animal studies, administration of ABRAXANE resulted in increased intratumor and lower normal tissue levels of paclitaxel compared to equal doses of TAXOL. Preclinical studies in mice with human tumors of the breast, lung and ovary, demonstrated increased efficacy of ABRAXANE at both equi-doses and equi-toxic doses of TAXOL. On the basis of these preclinical findings, American BioScience embarked in 1998 on the full clinical development of ABRAXANE to determine whether these positive preclinical findings would translate in humans and if this novel nanoparticle albumin-bound paclitaxel would demonstrate a similar increased efficacy in patients with metastatic breast cancer.

A pivotal randomized controlled Phase III clinical trial was conducted to compare the safety and efficacy of ABRAXANE to TAXOL, administered every three weeks in 460 patients with metastatic breast cancer. The dose of paclitaxel in the ABRAXANE arm (260 mg/m2) was approximately 50% higher than that in the TAXOL arm (175 mg/m2). The TAXOL dose chosen is the current FDA approved dose for patients receiving this drug for metastatic breast cancer. The ABRAXANE dose was chosen based on prior clinical studies indicating that at 260mg/m2 the drug was likely to be well tolerated. ABRAXANE was infused over 30 minutes without routine steroid pretreatment or growth factor support while TAXOL was administered over three hours following standard premedication using steroids and antihistamines.

The results of this trial are as follows:

Efficacy

Approximately three-quarters of the patients studied had previously received treatment with an anthracycline. Radiographic studies obtained on the patients were independently reviewed by a central group of radiologists who were blinded to the treatment the patient received as well as to all other clinical parameters associated with that patient.

The primary efficacy objective of the study was to demonstrate that the target lesion response rate of ABRAXANE™ was not inferior to that of TAXOL in patients with metastatic breast cancer. Per the statistical plan, if this non-inferiority objective was met, a secondary analysis was to be performed to determine if the target lesion response rate was higher with ABRAXANE as compared to TAXOL. From a regulatory perspective, non-inferiority in response rate compared to TAXOL is the efficacy endpoint of relevance to the approval of a 505(b)(2) NDA for ABRAXANE for the treatment of breast cancer after failure of initial chemotherapy for metastatic disease.

The primary analysis confirmed that the first objective of proving non-inferiority was met and the target lesion response rate of ABRAXANE was found to be not inferior to that of TAXOL. In the planned secondary analysis, the target lesion response rate was found to be significantly higher (p<0.001) with ABRAXANE as compared to TAXOL. In addition a secondary efficacy end-point, the time to tumor progression, was found to be significantly longer (p<0.03) in patients treated with ABRAXANE.

“These results support the finding that the higher intra-tumor concentration and lower toxicity of ABRAXANE noted in preclinical studies have been translated into a higher objective tumor response rate and longer time to disease progression in this metastatic breast cancer patient population,” said Michael J. Hawkins, M.D.

Adverse Events

Initial analysis of the data indicated that both treatment regimens were well tolerated and ABRAXANE™ was not more toxic than TAXOL despite an approximately 50% increase in paclitaxel dose in the ABRAXANE arm which was another objective of the Phase III trial design. Specifically, more than 95% of patients received at least 90% of the planned dose on both arms.

Cremophor-associated toxicities: Severe hypersensitivity reactions did not occur on the ABRAXANE arm, despite the absence of routine premedication with steroids or antihistamines. This finding is consistent with previous results from Phase I and II trials with ABRAXANE.

Paclitaxel-associated toxicities: Typical taxane-associated toxicities were observed on both arms. As expected, cumulative dose-dependent paclitaxel-associated neuropathy occurred in both arms of the study and was easily managed. Since the incidence of neuropathy is well known to increase with the dose and cumulative amount of paclitaxel the patient receives, it was not unexpected that the incidence of peripheral neuropathy was higher in the ABRAXANE arm (p<0.001); however, despite the 50% higher dose of ABRAXANE no episodes of Grade 4 neuropathy occurred. Similarly, no Grade 4 neuropathy occurred in the TAXOL arm. The dose-limiting toxicity of TAXOL is bone-marrow suppression. Unexpectedly, despite the higher dose of paclitaxel, the incidence of Grade 4 neutropenia was lower in the ABRAXANE arm (p<0.001). With respect to other taxane-associated toxicities, severe fluid retention in these patients occurred infrequently, and there were no septic deaths.

“These results confirm the findings of previous studies which suggested that hypersensitivity reactions to ABRAXANE are rare and that premedication was not required. The role of Cremophor in producing hypersensitivity reactions is well recognized. Our finding that higher doses ABRAXANE induced less Grade 4 neutropenia than TAXOL, suggested that Cremophor may also enhance the myelosuppressive effect of paclitaxel,” said Michael J. Hawkins, M.D.

“Unlike currently marketed formulations of taxanes, ABRAXANE delivers a water-insoluble chemotherapeutic agent in the nanoparticle state without the need for a detergent or a toxic solvent,” he said. “We believe that elimination of solvents, combined with nanotechnology may enhance the therapeutic index of taxanes, not only by eliminating solvent-mediated toxicities, but also by increasing anti-tumor activity. This enhanced therapeutic index may have an important future role in dose-dense regimens.”

Regulatory Filing

At the end of Phase II meeting held with the FDA in February 2001, American BioScience obtained agreement that the FDA division of Oncology Drug Products would accept this application as a 505(b)(2) NDA submission because ABRAXANE™ and TAXOL have the same active ingredient, i.e., paclitaxel. “The FDA indicated at that time and again in a meeting in March 2003 that this Phase III study design along with the Phase II data would be sufficient to meet the clinical trial requirement of an application for the regulatory approval of ABRAXANE in previously treated patients with metastatic breast cancer. The Phase I, II and III ABRAXANE studies will form the basis of the NDA filing, which is ongoing under the Fast Track Designation granted by FDA in 2003. The Preclinical and CMC sections of the filing have been pre-submitted and ABI is now proceeding with compiling the remaining sections of the NDA,” stated Mitchell Clark, Vice President of Regulatory Affairs at ABI.

American BioScience’s Protosphere™ Nanoparticle Albumin-Bound (nab) Technology

ABI’s Protosphere Nanoparticle Albumin-Bound (nab) technology integrates biocompatible proteins with drugs to create the amorphous, nanoparticle form of the drug. These nanoparticles act as biologic nanotransporters for hydrophobic drugs such as paclitaxel, resulting in increased intracellular availability of the chemotherapeutic agent at the tumor site.

“We are extremely pleased to see the first demonstration of improved antitumor activity with the Protosphere Nanoparticle technology in a controlled clinical study,” said Neil Desai, Ph.D., Vice President, R&D at ABI. “ABRAXANE is the first drug to utilize this technology. We are actively pursuing this technology for other important therapeutic agents.” The Protosphere Nanoparticle technology is covered by several issued U.S. patents.

About American BioScience, Inc.

American BioScience, Inc. is a privately held biotechnology company focused on the discovery, development and delivery of next-generation therapeutic entities, for the treatment of life-threatening diseases. American Pharmaceutical Partners, Inc. is a majority owned subsidiary of American BioScience, Inc.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. APP has acquired the exclusive North American rights to manufacture and market ABRAXANE™, a proprietary nanoparticle injectable oncology product that has completed Phase III clinical trials for metastatic breast cancer and for which the FDA has granted “Fast Track” designation. The NDA submission has commenced and the submission is now ongoing. The company believes that it has established the only commercial scale protein-engineered nanoparticle manufacturing capability in the United States. For more information, visit APP’s website at www.appdrugs.com.

Forward Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, the impact of pharmaceutical industry regulation, the difficulty in predicting the timing or outcome of product development efforts and FDA or other regulatory approvals or actions including the approval of ABRAXANE™, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties, actual results achieved in further Phase II and III trials for ABRAXANE™ may or may not be consistent with results achieved to date, the timing and completion of the ABRAXANE™ filing, the fact that the FDA has not reviewed the current unblinded Phase III data and may not agree with the company’s conclusions to support approval, and other risk factors discussed in the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

TAXOL is a registered trademark of Bristol-Myers Squibb Company.

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